UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2015

DORIAN LPG LTD.
(Exact name of registrant as specified in its charter)
Republic of the Marshall Islands	001-36437	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

c/o Dorian LPG (USA) LLC, 27 Signal Road, Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

(Registrant's telephone number, including area code): (203) 674-9695

(Former Name or Former Address, if Changed Since Last Report): None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On August 5, 2015, Dorian LPG Ltd. issued a press release (the "Press Release") relating to its financial results for the three months ended June 30, 2015. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 to Form 8-K, the information under this Item 2.02 and the Press Release shall be deemed to be "furnished" to the Securities and Exchange Commission (the "SEC") and not be deemed to be "filed" with the SEC for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release dated August 5, 2015

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DORIAN LPG LTD.
(registrant)

Dated: August 5, 2015	By:	/s/ Theodore B. Young
Theodore B. Young
Chief Financial Officer

EXHIBIT 99.1

Dorian LPG Ltd. Announces First Quarter 2016 Financial Results

STAMFORD, CT – August 5, 2015 -- Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), a leading owner and operator of modern very large gas carriers ("VLGCs"), today reported its financial results for the three months ended June 30, 2015.

Highlights – First Quarter 2016

•	Revenues of $20.3 million and Net Pool Income of $15.3 million
•	Net Income of $13.7 million; Earnings Per Share of $0.24
•	Adjusted EBITDA of $19.4 million
•	Delivery of three vessels under our ECO-design VLGC newbuilding program, the Cougar and the Cobra from Hyundai Samho Heavy Industries Co. Ltd and the Concorde from Hyundai Heavy Industries Co. Ltd.
•	Announced that we entered into a three-year time charter for the Corsair and a one-year time charter through the Helios LPG Pool for the Cobra with two separate oil majors
•	Board of Directors authorized the repurchase of up to $100 million of our common stock through the period ended December 31, 2016
John Hadjipateras, Chairman, President and Chief Executive Officer, commented, "This quarter marked the successful launch of the Helios LPG Pool, and our joint operation encompassing nine VLGCs in total has yielded good results thus far for our five VLGCs employed through the pool on the spot market.  We have been able to find prompt employment out of the yard for our newbuildings, which highlights the underlying strength of the VLGC freight market.  The current rate environment and our young fleet have allowed us to generate cash flow ahead of our expectations, and we believe that our board's authorization of a share buyback of up to $100 million, as announced this morning, underscores the board's and management's commitment to increasing shareholder value."

First Quarter 2016 Results Summary
Revenues of $20.3 million for the three months ended June 30, 2015, which represent voyage charters and time charters earned by our VLGCs and our pressurized 5,000 cbm vessel, increased $4.5 million, or 28.2%, from $15.9 million for the three months ended June 30, 2014. The increase is primarily attributed to $11.0 million of revenues contributed by two of our newbuilding VLGCs that were delivered subsequent to June 30, 2014 and are not operating within the Helios Pool, partially offset by a decrease of $6.0 million of revenues related to two VLGCs that were operating in the Helios Pool during the three months ended June 30, 2015.
Net pool income is based on pool points per the Helios Pool participation agreement and our share of gross revenues from the Helios Pool, partially offset by our share of voyage expenses and general and administrative expenses related to the Helios Pool. For the three months ended June 30, 2015, net pool income is comprised of $20.3 million of gross revenues, partially offset by $4.5 million of voyage expenses and $0.5 million of general and administrative expenses related to the Helios Pool, of which $0.4 million was reimbursable to Dorian LPG (UK) Ltd. There was no net pool income for the three months ended June 30, 2014.
Voyage expenses were approximately $3.5 million during the three months ended June 30, 2015, an increase of $0.7 million, from $2.8 million for the three months ended June 30, 2014. This increase is mainly attributable to an increase in the number of spot vessels due to a larger percentage of our fleet operating in the spot market subsequent to June 30, 2014, which resulted in increased bunkers of $1.2 million and port expenses of $0.5 million. Partially offsetting this increase was a reduction of $1.4 million related to two VLGCs that were operating in the spot market for the three months ended June 30, 2014 and in the Helios Pool, which nets voyage expenses against revenues in net pool income, during the three months ended June 30, 2015.

Vessel operating expenses were approximately $6.8 million during the three months ended June 30, 2015, or $10,203 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period. This was an increase of $3.3 million, or $634 per vessel per calendar day, from $3.5 million for to the three months ended June 30, 2014 and is primarily the result of a $0.7 million increase in training of additional crew on our operating VLGC fleet in anticipation of newbuilding deliveries as well as a general increase in vessel operating expenses due to additional vessels being delivered and operating in the three months ended June 30, 2015.
General and administrative expenses were approximately $7.2 million for the three months ended June 30, 2015, an increase of $6.4 million from $0.8 million for the three months ended June 30, 2014, mainly due to vessel management services being transferred from Dorian (Hellas), effective July 1, 2014, to our wholly owned subsidiaries Dorian LPG (USA) LLC, Dorian LPG (UK) Ltd. and Dorian LPG Management Corp., which caused a decline in management fees from $1.1 million for the three months ended June 30, 2014 to zero management fees for the three months ended June 30, 2015. The increase in general and administrative expenses also resulted from additional personnel and associated costs to support our larger fleet and costs to prepare new vessels for operations. General and administrative expenses for the three months ended June 30, 2015 were comprised of $4.4 million of salaries and benefits (inclusive of $2.1 million in discretionary cash bonuses to various employees), $0.9 million of stock-based compensation, $0.5 million for professional, legal, audit and accounting fees, and $1.4 million of other general and administrative expenses.
Interest and finance costs amounted to $0.1 million for the three months ended June 30, 2015, a decrease of $0.1 million from $0.2 million for the three months ended June 30, 2014. The interest and finance costs consisted of interest incurred on our long-term debt of $1.2 million, amortization of financing costs of $0.2 million, and $0.1 million of other financing expenses, less capitalized interest of $1.4 million. The average indebtedness during the three months ended June 30, 2015 was $215.5 million compared to $128.1 million during the three months ended June 30, 2014. The outstanding balance of our long‑term debt as of June 30, 2015 was $324.9 million.
Gain/(loss) on derivatives, net, amounted to a net gain of approximately $0.1 million for three months ended June 30, 2015, compared to a net loss of $1.4 million for the three months ended June 30, 2014. The net gain on derivatives for the three months ended June 30, 2015 was primarily comprised of an unrealized gain of $1.4 million from the changes in the fair value of the interest rate swaps, partially offset by a realized loss of $1.3 million. For the three months ended June 30, 2014, the net loss on derivatives was primarily comprised of a realized loss of $1.4 million.
During the quarter, we repaid $2.8 million of bank debt under our loan facilities. As of August 3, 2015, we have $611.1 million of remaining payments due under our VLGC Newbuilding Program.
Market Outlook Update
As of June 30, 2015, according to industry sources, global LPG waterborne liftings were estimated at 38.8 million metric tons, up approximately 11% compared to the same period in 2014.  The U.S. accounted for 24% of global supply, up from 19% for all of 2014 and 15% for 2013.  For U.S. exports, Asia continues to account for approximately 30% of total shipments, with South and Central America also at approximately the same level.  The strong demand from customers in Asia has contributed to high VLGC fleet utilization and spot market rates.  India, China, and Vietnam continue to be among the leading importers of LPG in Asia.

Low propane and butane prices both in the Arabian Gulf and the U.S. Gulf have contributed to steady demand for exports and shipping.  The low prices have continued to make LPG an attractive feedstock for petrochemical producers, and LPG appears to continue to enjoy an advantage over naphtha.  U.S. LPG inventories are on track to grow to over 100 million barrels, which would strain existing storage resources.  Some of this strain should be offset over the coming months by additional export capacity that is expected to come onstream from Occidental Petroleum, Enterprise Products, and others.

While these factors continue to support strong fundamental demand for LPG and LPG shipping, there can be no assurances that such trends will continue or that projected future freight rates, export capacity, or export volumes will materialize.
Seasonality
Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The liquefied gas carrier market is typically stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. As a result, demand for our vessels may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12‑month time charter rates tend to smooth these short‑term fluctuations. To the extent any of our time charters expires during the relatively weaker quarters ending December 31 and March 31, it may not be possible to re‑charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off‑hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Fleet
Each of our newbuildings will be an ECO‑design vessel incorporating advanced fuel efficiency and emission‑reducing technologies. Upon completion of our VLGC Newbuilding Program in February 2016, as scheduled, 100% of our VLGC fleet will be operated as sister ships and the average age of our VLGC fleet will be approximately 1.6 years, while the average age of the current worldwide VLGC fleet is approximately 11.0 years.
The following table sets forth certain information regarding our vessels as of August 3, 2015:

	Capacity (Cbm)	Shipyard	Sister Ships	Year Built/ Estimated Delivery(1)	ECO Vessel(2)	Employment(3)	Charter Expiration(1)
OPERATING FLEET
VLGCs
Captain Nicholas ML	82,000	Hyundai	A	2008	—	Pool	—
Captain John NP	82,000	Hyundai	A	2007	—	Pool	—
Captain Markos NL (4)	82,000	Hyundai	A	2006	—	Time Charter	Q4 2019
Comet (5)	84,000	Hyundai	B	2014	X	Time Charter	Q3 2019
Corsair (6)	84,000	Hyundai	B	2014	X	Time Charter	Q3 2018
Corvette	84,000	Hyundai	B	2015	X	Spot	—
Cougar	84,000	Hyundai	B	2015	X	Pool	—
Concorde	84,000	Hyundai	B	2015	X	Pool	—
Cobra (7)	84,000	Hyundai	B	2015	X	Pool	Q3 2016
Continental	84,000	Hyundai	B	2015	X	Pool	—
PGC
Grendon	5,000	Higaki		1996	—	Spot	—
NEWBUILDING VLGCs
Constitution	84,000	Hyundai	B	Q3 2015	X	—	—
Commodore	84,000	Hyundai	B	Q3 2015	X	—	—
Constellation	84,000	Hyundai	B	Q3 2015	X	—	—
Cresques	84,000	Daewoo	C	Q3 2015	X	—	—
Cheyenne	84,000	Hyundai	B	Q3 2015	X	—	—
Clermont	84,000	Hyundai	B	Q4 2015	X	—	—
Chaparral	84,000	Hyundai	B	Q4 2015	X	—	—
Commander	84,000	Hyundai	B	Q4 2015	X	—	—
Cratis	84,000	Daewoo	C	Q4 2015	X	—	—
Copernicus	84,000	Daewoo	C	Q4 2015	X	—	—
Challenger	84,000	Hyundai	B	Q4 2015	X	—	—
Caravelle	84,000	Hyundai	B	Q1 2016	X	—	—
Total	1,847,000

(1)	Represents calendar year quarters.

(2)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.

(3)
"Pool" indicates that the vessel is operated in the Helios Pool and receives as charter hire a portion of the net revenue of the pool calculated according to a formula based on the vessel's pro rata performance in the pool.

(4)	Currently on time charter with an oil major that began in December 2014.

(5)	Currently on a time charter with an oil major that began in July 2014.

(6)	Currently on time charter with an oil major that began in July 2015.

(7)	Currently on a time charter with an oil major within the Helios Pool that began in July 2015.

Financial Information

The following table presents our unaudited selected financial data and other information as of and for the three months ended June 30, 2015, as of March 31, 2015, and for the three months ended June 30, 2014.
(in U.S. dollars, except fleet data)	Three months ended June 30, 2015	Three months ended June 30, 2014
Statement of Operations Data
Revenues	$20,331,901	$15,853,840
Net pool income	15,310,559	—
Expenses
Voyage expenses	3,523,073	2,785,998
Vessel operating expenses	6,754,086	3,483,123
Management fees‑related party	—	1,125,000
Depreciation and amortization	4,857,427	2,466,942
General and administrative expenses	7,214,280	792,506
Total expenses	22,348,866	10,653,569
Operating income	13,293,594	5,200,271
Other income/(expenses)
Other income—related party	383,642	—
Interest and finance costs	(135,800)	(178,540)
Interest income	65,585	107,355
Gain/(loss) on derivatives, net	142,395	(1,388,144)
Loss on disposal of assets	(105,549)	—
Foreign currency gain/(loss), net	9,016	(73,693)
Total other income/(expenses), net	359,289	(1,533,022)
Net income	$13,652,883	$3,667,249
Earnings per common share, basic and diluted	$0.24	$0.07
Other Financial Data
Adjusted EBITDA(1)	$19,400,254	$7,709,126
Fleet Data
Calendar days(2)	662	364
Available days (3)	648	364
Operating days(4)	579	333
Fleet utilization(5)	89.4%	91.5%
Average Daily Results
Time charter equivalent rate(6)	$55,474	$39,243
Daily vessel operating expenses(7)	$10,203	$9,569

(in U.S. dollars)	As of June 30, 2015	As of March 31, 2015
Balance Sheet Data
Cash and cash equivalents	$134,715,783	$204,821,183
Restricted cash, non‑current	36,512,789	33,210,000
Total assets	1,240,826,724	1,099,101,270
Current portion of long-term debt	25,325,629	15,677,553
Long-term debt – net of current portion	299,577,256	184,665,874
Total liabilities	353,063,043	225,887,011
Total shareholders' equity	887,763,681	873,214,259

(1)
Adjusted EBITDA is non-U.S. GAAP financial measure and represents net income before interest and finance costs, (gain)/loss on derivatives, net, stock compensation expense, impairment and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income. Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore might not be comparable with other companies.
The following table sets forth a reconciliation of net income to Adjusted EBITDA (unaudited) for the periods presented:
The following table sets forth a reconciliation of net income/(loss) to Adjusted EBITDA (unaudited) for the periods presented:

(in U.S. dollars)	Three months ended June 30, 2015	Three months ended June 30, 2014
Net income	$13,652,883	$3,667,249
Interest and finance costs	135,800	178,540
(Gain)/loss on derivatives, net	(142,395)	1,388,144
Stock-based compensation expense	896,539	8,251
Depreciation and amortization	4,857,427	2,466,942
Adjusted EBITDA	$19,400,254	$7,709,126

(2)
We define calendar days as the total number of days in a period during which each vessel in our fleet was owned. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)
We define available days as calendar days less aggregate off‑hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(4)
We define operating days as available days less the aggregate number of days that our vessels are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire.

(5)
We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non‑scheduled off‑hire days would reduce our operating days, and therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(6)
Time charter equivalent rate, or "TCE rate", is a measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company's performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period.

(7)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

Conference Call
A conference call to discuss the results will be held today, August 5, 2015 at 8:00 a.m. ET. The conference call can be accessed live by dialing 1-866-865-2015, or for international callers, 1-412-317-5416, and request to be joined into the Dorian LPG call. A replay will be available at 10:00 a.m. ET and can be accessed by dialing 1-877-344-7529, or for international callers, 1-412-317-0088. The pass code for the replay is 10069697. The replay will be available until August 13, 2015.
A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.
About Dorian LPG Ltd.
Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG currently owns and operates ten modern VLGCs and one pressurized LPG vessel. In addition, Dorian LPG has 12 ECO VLGC newbuildings under construction. Dorian LPG has offices in Connecticut, USA, London, United Kingdom and Athens, Greece.

Forward-Looking Statements
This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in the Company's Annual Report on Form 10-K, under the heading "Risk Factors." The Company does not assume any obligation to update the information contained in this press release.
Contact Information
Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com